CONTACT:

Terry Earley, Chief Financial Officer
VantageSouth Bancshares, Inc.
Phone: (919) 659-9015
Email: terry.earley@vsb.com

FOR IMMEDIATE RELEASE

VantageSouth Bancshares, Inc. Announces Repurchase of TARP Warrants

Raleigh, N.C., June 11, 2014 - VantageSouth Bancshares, Inc. (NYSE MKT: VSB), whose wholly-owned subsidiary is VantageSouth Bank (the “Bank”), announced today that it has repurchased from the United States Department of the Treasury (“Treasury”) the Company’s outstanding warrants to purchase (i) 833,705 shares of the Company’s common stock, and (ii) 514,693.2 shares of the Company’s common stock. The warrant to purchase 833,705 shares of the Company’s common stock was issued to Treasury on January 9, 2009 in connection with the Company’s participation in the TARP Capital Purchase Program. The warrant to purchase 514,693.2 shares of the Company’s common stock was issued to Treasury in connection with the Company’s acquisition of ECB Bancorp, Inc. in April 2013. The Company paid an aggregate cash purchase price of $2,552,000 for the repurchase of the warrants, which have been cancelled. The repurchase price was based on the fair market value of each warrant as agreed upon by the Company and Treasury. Following the repurchase of the warrants on June 11, 2014, Treasury has no remaining equity stake in the Company.

About VantageSouth Bancshares, Inc. and VantageSouth Bank

The Bank is a state chartered bank operating 41 banking offices serving the Piedmont and coastal markets of North Carolina. VantageSouth Bancshares, Inc. common stock can be found on the NYSE MKT trading under the symbol VSB. Investors can access additional corporate information, investor relations information, product descriptions and online services through the Bank’s website at www.vsb.com.

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